UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2019

Dermira, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36668	27-3267680
(Commission File Number)	(IRS Employer Identification No.)

275 Middlefield Road, Suite 150 Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 421-7200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2019, Dermira, Inc. (“Dermira”) entered into the First Amendment to License Agreement (the “Amendment”) with F. Hoffmann-La Roche Ltd and Genentech, Inc. (together, “Roche”), which amends the License Agreement, dated August 8, 2017, by and between Dermira and Roche to, among other things:

•	provide that Roche will supply Dermira with up to approximately $16 million in existing lebrikizumab drug substance, free of charge;

•	reduce Dermira’s milestone payment obligation to Roche in connection with the initiation of Dermira’s first Phase 3 clinical study of lebrikizumab from $40 million to $20 million;

•

eliminate Dermira’s milestone payment obligation to Roche upon the submission of the first application for regulatory approval of lebrikizumab in the United States, reducing the aggregate amount payable by Dermira to Roche in connection with the submission of applications for regulatory approval of lebrikizumab in certain territories from $50 million to $20 million; and

•

revise Dermira’s obligation to make royalty payments representing percentages of tiers of annual net sales of lebrikizumab such that the percentages are increased but the range of percentages still begins in the high single-digits for the first annual net sales tier and ends in the high teens for annual net sales in excess of $3 billion.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment, which will be filed as an exhibit to Dermira’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMIRA, INC.

Date: February 28, 2019	By:	/s/ Andrew L. Guggenhime
Andrew L. Guggenhime Chief Financial Officer